1700 Lincoln Street, Suite 4700 Denver, CO 80203-4547 Phone: 303-837-1661 FAX: 303-861-4023

News Release

Company Contact: Brandon Day	February 16, 2021
Title: Investor Relations Manager	For immediate release
Phone: 303-837-1661
Email: Brandond@whiting.com

Whiting Petroleum Provides Preliminary Fourth Quarter 2020 Results and Oil and Gas Reserves, Discloses Executive Compensation Framework and Schedules Fourth Quarter 2020 Conference Call

Denver, February 16, 2021 – Whiting Petroleum Corporation (NYSE: WLL) (“Whiting” or the “Company”) today issued preliminary fourth quarter 2020 operating results.

	3 Months Ended	12 Months Ended
	12/31/2020	12/31/2020
Average Daily Volumes
Oil Production (MBO/d)	55.5	60.5
Total Production (MBOE/d)	91.7	98.6
Oil %	61%	61%
Product Price Received (before hedging)
Crude oil ($/Bbl)	$37.89	$31.40
NGL Price ($/Bbl)	$6.88	$4.91
Natural Gas ($/Mcf)	$0.75	$0.11
Differentials
NYMEX WTI ($/Bbl)	($4.70)	($7.95)
Natural Gas Liquids (% of WTI)	18%	16%
NYMEX Henry Hub ($/Mcf)	($1.76)	($1.87)
Expenses ($MM)
Lease Operating Expense	$55	$232
Transportation, Gathering Compression and other Expense	$6	$30
General and Administrative	$11	$114
Activity Summary
Capital Expenditures ($MM)	$21	$209
Operated Wells Drilled (Gross/Net)	0 / 0.0	35 / 24.0
Operated Wells Completed (Gross/Net)	4 / 2.6	45 / 29.0
Operated Wells Turned in-line (Gross/Net)	5 / 3.9	48 / 29.6

For the fourth quarter of 2020, oil production exceeded the high end of the Company’s guidance as it was positively impacted by a higher oil percentage from wells turned in line during the quarter, as well as a slightly lower decline rate on base production. The Company also benefited from mild weather allowing for continuous workover activity.

Lease operating expense was lower than guidance primarily due to less well repair activity, primarily related to extended ESP run times.  Capital expenditures were also slightly lower than expected due to the timing of some facility expenditures and completion activity.  The Company continues to benefit in both areas from its cost-cutting measures and renegotiated contract terms.

General and administrative expenses included restructuring and related non-recurring costs totaling approximately $3 million for the fourth quarter of 2020 and $45 million for the full year of 2020. Net of this amount, the expenses were in line with the Company’s expectations and, for the quarter, reflect the lower cost structure that was implemented during 2020. As reflected in its guidance, the Company expects G&A to increase from this past quarterly amount as certain costs are resumed post-bankruptcy and as the pandemic environment recedes.  In addition, the Company will begin accruing for its redesigned employee and executive performance incentive plan as described below.

Proved Reserves

As of December 31, 2020, our estimated proved reserves totaled 260 million barrels of oil equivalent (MMBOE). The PV10% was $1,197 million using SEC pricing, as noted below.

The following table summarizes by area, our estimated proved reserves as of December 31, 2020 with the corresponding pre-tax PV10% values:

	Proved Reserves (1)
						Pre-Tax
			Natural			PV10%
	Oil	NGLs	Gas	Total	%	Value (2)
Area	(MMBbl)	(MMBbl)	(Bcf)	(MMBOE)	Oil	(in millions)
North Dakota & Montana	154.2	44.7	281.1	245.8	63%	$1,113
Colorado and Other	9.0	1.7	22.5	14.4	63%	84
Total	163.2	46.4	303.6	260.2	63%	$1,197

(1)	Oil and gas reserve quantities and related discounted future net cash flows have been derived from a WTI oil price of $39.57 per Bbl and a Henry Hub gas price of $1.99 per MMBtu, which were calculated using an average of the first-day-of-the-month price for each month within the 12 months ended December 31, 2020 as required by current SEC and FASB guidelines.
(2)	Pre-tax PV10% may be considered a non-GAAP financial measure as defined by the SEC and is derived from the standardized measure of discounted future net cash flows (the “Standardized Measure”), which is the most directly comparable GAAP financial measure. Our Standardized Measure equaled $1,191 million and reflected a $6 million discounted future income tax expense. Pre-tax PV10% is computed on the same basis as the Standardized Measure but without deducting future income taxes. We believe pre-tax PV10% is a useful measure for investors when evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our pre-tax PV10% as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our oil and gas properties and acquisitions. However, pre-tax PV10% is not a substitute for the Standardized Measure. Our pre-tax PV10% and Standardized Measure do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

Executive Compensation

Whiting also announced recent changes to its executive compensation program which are designed to implement an industry-leading compensation structure that aligns earned payments with shareholder interests. Relative to historical industry practice, the new structure prioritizes greater alignment with absolute returns to shareholders and places a greater emphasis on free cash flow.

Key features of the new compensation structure include:

●	Short-term incentive metrics focused on returns and long-term cash generation;
●	Mandatory stock settlement for our CEO, CFO and COO of any portion of the short-term incentive paid above target;
●	Long-term incentives heavily weighted toward performance-based awards (70% for our CEO, 60% for our CFO and COO);
●	Use of absolute total stockholder return as the sole performance metric for a significant portion of our performance-based long-term incentives;
●	In the event of a change in control, payment of one third of the CEO severance will be in stock with a mandatory post-termination holding period.

Management Comment

Lynn A. Peterson, President and CEO of Whiting, commented.  “We remain focused on generating value for our shareholders.  As such, a new compensation plan has been established that further aligns management with our shareholders.  The new plan prioritizes shareholder returns and cash generation, while keeping continued focus on sustainability, maintenance of production levels and achievement of strategic goals.

Reflecting on the recent increase in oil prices Peterson noted, “Using an oil price of $50 per barrel and a natural gas price of $3 per MMBtu, the Company’s estimated proved reserves increase by approximately 20% and its estimated PV10% doubles.  The increase in pricing also has a dramatic impact on our drillable inventory as shown in our latest investor presentation.”

Other Business

On January 26, 2021, Whiting agreed to a settlement with a general unsecured claimant and certain of its affiliates and thereafter released 948,897 shares from the bankruptcy claims pool.  These shares have a lock-up feature which prevents the sale of more than 15% of the shares during any thirty-day period during the six-month period following the issuance of the shares.

Conference Call

WLL will host a conference call on Thursday, February 25, 2021 at 9:00 a.m. Eastern time (7:00 a.m. Mountain time) to discuss its fourth quarter 2020 results.  The call will be conducted by President and CEO Lynn A. Peterson, CFO James Henderson, COO Charles J. Rimer and IR Manager Brandon Day.  A Q&A session will immediately follow the discussion of the results for the quarter.

To participate in this call please dial:

Domestic Dial-in Number: (877) 328-5506

International Dial-in Number: (412) 317-5422

Webcast URL:  https://dpregister.com/sreg/10152247/e26abb863d

Replay Information:

Conference ID #:  10152247

Replay Dial-In (Toll Free US & Canada): (877) 344-7529 (U.S.), (855) 669-9658 (Canada)

Replay Dial-In (International): (412) 317-0088

Expiration Date: March 04, 2021

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company engaged in the development, production and acquisition of crude oil, NGLs and natural gas primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: risks associated with our emergence from bankruptcy; declines in, or extended periods of low oil, NGL or natural gas prices; the occurrence of epidemic or pandemic diseases, including the COVID-19 pandemic; actions of OPEC and other oil exporting nations to set and maintain production levels; the potential shutdown of the Dakota Access Pipeline; our level of success in development and production activities; impacts resulting from the allocation of resources among our strategic opportunities; our ability to replace our oil and natural gas reserves; the geographic concentration of our operations; our inability to access oil and gas markets due to market conditions or operational impediments; market availability of, and risks associated with, transport of oil and gas; weakened differentials impacting the price we receive for oil and natural gas; our ability to successfully complete asset acquisitions and dispositions and the risks related thereto; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; the timing of our development expenditures; properties that we acquire may not produce as projected and may have unidentified liabilities; adverse weather conditions that may negatively impact development or production activities; we may incur substantial losses and be subject to liability claims as a result of our oil and gas operations, including uninsured or underinsured losses resulting from our oil and gas operations; lack of control over non-operated properties; unforeseen underperformance of or liabilities associated with acquired properties or other strategic partnerships or investments; competition in the oil and gas industry; cybersecurity attacks or failures of our telecommunication and other information technology infrastructure; our ability to comply with debt covenants, periodic redeterminations of the borrowing base under our credit agreement and our ability to generate sufficient cash flows from operations to service our indebtedness; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; inaccuracies of our reserve estimates or our assumptions underlying them; the impacts of hedging on our results of operations; our ability to use net operating loss carryforwards in future periods; impacts to financial statements as a result of impairment write-downs and other cash and noncash charges; the impact of negative shifts in investor sentiment towards the oil and gas industry; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; the Biden administration could enact regulations that impose more onerous permitting and other costly environmental, health and safety requirements; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; impacts of local regulations, climate change issues, negative perception of our industry and corporate governance standards; negative impacts from litigation and legal proceedings;  and other risks described under the caption “Risk Factors” in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and our Annual Report on Form 10-K for the period ended December 31, 2019.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.